Exhibit 10.32

Fairchild Semiconductor 2007 Stock Plan

Restricted Stock Unit Agreement

PARTICIPANT: [Nonemployee Director]

DATE OF GRANT:

NUMBER OF RESTRICTED STOCK UNITS GRANTED: 10,000

THIS AGREEMENT, effective as of the Date of Grant set forth above, is between Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”) and the Participant named above (“you” or “yours”), pursuant to the provisions of the Fairchild Semiconductor 2007 Stock Plan (as amended, the “Plan”) with respect to the number of Restricted Stock Units (“Units”) specified above. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan. This Agreement consists of this document, any related Settlement Election Form, and the Plan.

You and the Company agree as follows:

1. Application of Plan; Administration	This Agreement and your rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Administrator may adopt. It is expressly understood that the Administrator that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

2. Vesting	The Units will vest in full (becoming “Vested Units”) on the day before the date of the Company’s 2016 annual meeting of stockholders (the “Vesting Date”), provided, that, if you Retire from the Board before such date, your Units will vest in their entirety upon your Retirement.

3. Rights as Stockholder	Except as otherwise provided in this Agreement, you will not be entitled to any privileges of ownership of the Shares underlying your Units unless and until Shares are actually delivered to you under this Agreement.

4. Dividends	You will be credited with additional Restricted Stock Units having a value equal to declared dividends, if any, with record dates that occur prior to the settlement of any Units as if such Units had been actual Shares, based on the Fair Market Value of a Share on the applicable dividend payment date. Any such additional Restricted Stock Units shall be considered Units under this Agreement and shall also be credited with additional Restricted Stock Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as Units with respect to which they were credited. Notwithstanding the foregoing, no such additional Restricted Stock Units will be credited with respect to any dividend in connection with which Units are adjusted pursuant to Section 12(d) of the Plan. Any reinvestment of dividends in additional Restricted Stock Units shall be subject to the Plan.

5. Settlement of Units	(a) Time of Settlement. Each Vested Unit will be settled by the delivery of one Share to you or, in the event of your death, to your designated beneficiary, promptly following the later of (i) the Vesting Date or (ii) the date (if any) that you have elected on the Settlement Election Form that applies to the Vested Units (such later date, the “Settlement Date”). You hereby authorize any brokerage service provider determined acceptable to the Company to open a securities account for you to be used for the settlement of Vested Units. You may change the Settlement Election Date one time only, and only to a later date, as provided in Section 3 of the Settlement Election Form, subject to the important restrictions contained in such Section 3.

(b) Termination Prior to Settlement Date. If your service as a member on the Board is terminated prior to any Settlement Date, your Vested Units will be treated as specified in the Settlement Election Form.

(c) Forfeiture of Unvested Units. All Units that are not Vested Units at the time your service as a member on the Board is terminated for any reason other than Retirement will be forfeited effective as of the date of such termination of service.

6. Transferability	(a)	Your Units are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of your Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Units, other than as so permitted, shall be void.

	(b)	You acknowledge that, from time to time, the Company may be in a “blackout period” and/or subject to applicable securities laws that could subject you to liability for engaging in any transaction involving the sale of the Company’s shares. You further acknowledge and agree that, prior to the sale of any Shares, it is your responsibility to determine whether or not such sale of Shares will subject you to liability under insider trading rules or other applicable securities laws.

7. Taxes	You are solely liable and responsible for the satisfaction and payment of all taxes owed by you in connection with your Units, regardless of any action the Company takes with respect to any tax obligations that arise in connection with the Units. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Units or the subsequent sale of any of the Shares underlying the Units that vest. The Company does not commit and is under no obligation to structure this Agreement to reduce or eliminate your tax liability.

8. Electronic Delivery	The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout your term of service with the Company and thereafter until withdrawn in writing by you.

9. Miscellaneous	(a)	This Agreement shall not confer upon you any right to continue in the service of the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or such Affiliate’s right to terminate your service at any time.

	(b)	Any Units granted under the terms of this Agreement are entirely at the discretion of the Company. Without limiting the generality of Section 1 above, with the approval of the Board, and subject to the terms of the Plan, the Administrator may terminate, amend, or modify the Plan; provided, however, that except as provided in the Plan, no such termination, amendment, or modification of the Plan may impair your rights under this Agreement without your consent.

	(c)	This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.

	(d)	To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

10. Signatures	By the signatures below, the Participant and the authorized representative of the Company acknowledge agreement to this Restricted Stock Unit Agreement as of the Grant Date specified above.

PARTICIPANT:	FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

[NONEMPLOYEE DIRECTOR]	Mark S. Thompson
CEO

Fairchild Semiconductor 2007 Stock Plan

Restricted Stock Unit Deferral Election Form

This Deferral Election Form relates to the following grant of Restricted Stock Units:

PARTICIPANT: [NONEMPLOYEE DIRECTOR]

DATE OF GRANT:

NUMBER OF RESTRICTED STOCK UNITS GRANTED: 10,000

1. Deferral Election	Subject to Sections 2 and 3 below, I elect to defer the settlement of all Vested Units that I may hold under the Restricted Stock Unit Award Agreement to which this election relates to (this Settlement Election Form will not be effective unless such date occurs after [Date].

2. Settlement Upon Termination	I hereby acknowledge and agree that if, prior to the settlement election date specified above (a) my service as a member of the Board is terminated for any reason (including, without limitation, as a result of my death or Disability) other than for cause under applicable law, any Vested Units will be settled following my termination date, and (b) my service as a member of the Board is terminated for cause under applicable law, all unsettled Units (including Vested Units) will be immediately forfeited.

3. One-Time Change of Election Permitted	I understand that I can change the date specified as my settlement election date in Section 1 above once, but only once, to a Settlement Date that must be at least five years after the date initially indicated in Section 1 above, by filing a new signed Settlement Election Form with the Company at any time on or before the day (the “Change Deadline Day”) that falls one year before the Settlement Date that would occur based on my initial election in Section 1. I understand that (a) I cannot change my election after the Change Deadline Day, (b) I cannot change my election more than once and (c) the later Settlement Date I choose must occur at least five years after the initial specified date indicated in my previously filed Settlement Election Form. If the Change Deadline Day falls on a day that is not a business day for the Company, then the last day to change the election in Section 1 will be the first business day preceding the Change Deadline Day. Any new Settlement Election Form will revoke the previously filed Settlement Election Form, except that, if any Settlement Date purportedly elected on the new form falls within five years after the specified date indicated in my previously filed Settlement Election Form, then such new form will have no effect and the previously elected Settlement Date shall continue to apply.

4. Signature	PARTICIPANT:	DATE

[NONEMPLOYEE DIRECTOR]